UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 26, 2026

iSpecimen Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40501	27-0480143
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Cabot Road, Suite 1800
Woburn, MA 01801

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (781) 301-6700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ISPC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

Departure of Chief Executive Officer

On August 26, 2026, Katharyn Field informed the Board of Directors (the “Board”) of iSpecimen Inc. (the “Company”) of her decision to transition from her role as Chief Executive Officer. Ms. Field’s departure as Chief Executive Officer was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Ms. Field will continue to support the Company in an internal advisory and consulting capacity.

Appointment of Chief Executive Officer

On August 26, 2026, the Board appointed Shahin Behroyan as Chief Executive Officer of the Company, effective immediately.

Mr. Behroyan, age 39, is a Vancouver-based entrepreneur and business leader with more than two decades of experience spanning investments, consumer packaged goods, healthcare and wellness, politics, and market research. Mr. Behroyan has experience with billions of dollars in aggregate transaction value over the course of his career and a significant history of working with multinational companies. Mr. Behroyan also has broad experience with emerging growth companies, where he played a central role in building companies and securing national retail distribution across Canada, helping drive brand growth from pre-revenue to millions of dollars in sales. Mr. Behroyan has extensive experience in political organizing and fundraising, including work for former British Columbia Premier Gordon Campbell. Mr. Behroyan brings additional market research expertise from his work with Campaign Research of Toronto. Mr. Behroyan holds a Bachelor of Arts from Simon Fraser University.

In connection with his appointment, the Company entered into an Independent Contractor Agreement with Mr. Behroyan, dated August 26, 2026 (the “Contractor Agreement”), pursuant to which Mr. Behroyan, through his personal corporation, 1605811 BC Ltd., a company incorporated under the laws of the Province of British Columbia, Canada, will serve as Chief Executive Officer of the Company. The Contractor Agreement provides for an annual fee of $350,000, payable in equal monthly installments of $29,166.67. Mr. Behroyan will serve as an independent contractor and will not be eligible for any employee benefits. The Contractor Agreement commenced on August 26, 2026 and may be terminated by the Board at any time, with or without notice, and with or without cause. In the event of termination without cause or termination by Mr. Behroyan for good reason, the Company will provide Mr. Behroyan with a severance payment of $67,500. The Contractor Agreement also contains customary confidentiality provisions.

There are no family relationships between Mr. Behroyan and any director or executive officer of the Company, and there are no arrangements or understandings between Mr. Behroyan and any other person pursuant to which he was appointed as Chief Executive Officer, other than the Contractor Agreement described above. There are no transactions in which Mr. Behroyan has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing description of the Contractor Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Contractor Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Independent Contractor Agreement, dated August 26, 2026, by and between iSpecimen Inc. and Shahin Behroyan.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 31, 2026

iSPECIMEN INC.

By:	/s/ Shahin Behroyan
	Name:	Shahin Behroyan
	Title:	Chief Executive Officer

2